Exhibit 99.1

Company Contact: Ultralife Corporation Philip A. Fain (315) 210-6110 pfain@ulbi.com	Investor Relations Contact: LHA Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Completes Acquisition of Electrochem Solutions, Inc.

NEWARK, N.Y. – November 1, 2024 -- Ultralife Corporation (NASDAQ: ULBI) completed its acquisition of all outstanding shares of Electrochem Solutions, Inc. (“Electrochem”) for $50.0 million in cash from Integer Holdings Corporation (NYSE: ITGR) on October 31, 2024.

“I am thrilled to welcome Electrochem to the growing Ultralife Team as another valued member that shares our core values, operating philosophy and strong commitment to both our associates and our long-standing customers. Having achieved our target of closing the acquisition of Electrochem by the end of October, we now look forward to working closely with Khristine Carroll, President – Electrochem, and her experienced team to jointly implement our integration playbook. Together, we will advance our strategy of more fully realizing the operating leverage of our business model through scale and manufacturing cost efficiencies, while creating highly attractive opportunities to drive revenue growth through heightened cross-selling platforms and extending our reach into underserved adjacent markets that demand uncompromised safety, service, reliability and quality. I am confident that with Electrochem we will further increase our value to our customers and significantly strengthen our competitive position in our end markets, ” said Mike Manna, President and Chief Executive Officer.

Based in Raynham, MA and with over forty years of battery technology experience in critical applications, Electrochem designs and manufactures primary lithium metal and ultracapacitor cells and battery packs serving energy, military and various environmental, industrial and utility end markets on a global basis. For the trailing twelve-month period ended September 30, 2024, Electrochem recorded revenue of $34 million.

Ultralife financed the transaction with a new Credit and Security Agreement with KeyBank, N.A. as administrative agent, along with M&T Bank and Community Bank as lenders.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe. Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.